                                   EXHIBIT 1

(b)  Pro Forma Financial Information

Following is the Pro Forma Unaudited Balance Sheet of Communications World International, Inc. as of September 30, 1996 and the Unaudited Consolidated Statement of Operations for the five month period then ended. The Unaudited Balance Sheet at September 30, 1996 reflects conversion of notes payable into shares of Series F Preferred Stock ; the Pro Forma adjustments reflect the acquisition of CommWorld of Tucson.

                                                             Pro Forma       Pro Forma
ASSETS                                     Sept. 30, 1996   Adjustments    Sept. 30, 1996
------                                     --------------   -----------    --------------
Current assets:
   Cash                                       $    47,250                   $      47,250
   Trade accounts and current portion
     of notes receivable, less allowance
     for doubtful accounts of $ 214,687         2,362,714                       2,362,714
   Inventories                                    983,306      $ 41,000         1,024,306
   Prepaid expenses                                75,565                          75,565
                                              -----------      --------       -----------
       Total current assets                     3,475,835      $ 41,000         3,509,835

Property and equipment, net                       440,495        21,000           461,495
Deposits and other assets                          29,380                          29,380
Notes receivable                                   71,442                          71,442
Intangible assets, net                          1,199,537       248,000         1,447,537
                                              -----------      --------       -----------
                                              $ 5,209,689      $310,000       $ 5,519,689
                                              ===========      ========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Trade accounts payable                     $ 1,648,245                     $ 1,648,245
   Revolving line of credit                       629,267                         629,267
   Current portion of notes payable,
     including amounts due to related
     parties of $ 84,570                          371,473                         371,473
   Accrued expenses                               200,449                         200,449
   Current portion of capital lease
     obligations                                    5,452                           5,452
   Deposits and other current
     liabilities                                  226,264                         226,264
                                              -----------                     -----------
       Total current liabilities                3,081,150                       3,081,150

Capital lease obligations and deferred
  revenue                                          73,436                          73,436
Notes payable, including amounts due
  to related parties of $ 299,338               1,289,247                       1,289,247
                                              -----------                     -----------
       Total liabilities                        4,443,833                       4,443,833
                                              -----------                     -----------

Stockholders' equity:
   Preferred stock, cumulative,
     convertible. $1.00 par value,
     3,000,000 shares authorized, Series
     B - 80,088 issued and outstanding,
     Series C - 426,678 issued and
     outstanding                                  676,585       226,500           903,085
   Common stock, no par value, 2,000,000
     shares authorized, 1,546,038 shares
     issued and outstanding                     4,141,012        83,500         4,224,512
   Additional paid-in capital                     452,884                         452,884
   Accumulated deficit                         (4,504,625)                     (4,504,625)
                                              -----------      --------       -----------
       Total stockholders' equity                 765,856       310,000         1,075,856
                                              -----------      --------       -----------
Commitments and contingencies                 $ 5,209,689      $310,000       $ 5,519,689
                                              ===========      ========       ===========

           COMMUNICATIONS WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
            UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE FIVE MONTHS ENDED SEPTEMBER 30, 1996



Revenue:
   Initial franchise fees                                 $   12,500
   Equipment and related service revenue                   3,405,441
   Royalty fees                                               80,564
   Direct equipment and service sales                      3,487,737
   Other revenue                                             195,812
                                                          ----------
        Total revenue                                      6,106,176

Costs and expenses:
    Cost of equipment and related service revenue          2,041,544
    Cost of direct equipment and service sales             1,860,787
    Cost of other revenue                                     75,843
    Selling                                                  362,450
    General and administrative                             1,386,835
    Depreciation and Amortization                            172,448
    Interest Expense                                         130,326
    Provision for bad debts                                   46,987
                                                          ----------
        Total costs and expenses                           6,077,220

        Net income (loss)                                     28,956

Cumulative dividend on preferred stock                        16,995
                                                          ----------

        Net income (loss) applicable to common stock      $   11,961
                                                          ==========
Weighted average number of common shares outstanding       1,546,038
                                                          ==========

        Income (loss) per common share                    $      .01
                                                          ==========


      See accompanying notes to interim consolidated financial statements.

           COMMUNICATIONS WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
            UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE FIVE MONTHS ENDED SEPTEMBER 30, 1996

Cash flows from operating activities:
    Net income                                                 $  28,956
    Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
          Depreciation and amortization                          172,447
          Provision for bad debts on accounts
            and notes receivable                                  46,987
          Changes in operating assets and liabilities:
              Trade accounts and notes receivable               (510,464)
              Inventories                                       (175,422)
              Other current assets                               (44,187)
              Deposits and other assets                          101,948
              Trade accounts payable                             489,202
              Accrued expenses and other liabilities              46,268
                                                               ---------
    Net cash  provided by operating activities                   155,268
                                                               ---------
Cash flows investing activities - capital expenditures           (15,115)

Cash flows from financing activities:
    Net change in notes payable                                 (123,877)
    Net change in revolving line of credit                       (59,793)
    Repayment of capital lease obligations                       (13,448)
                                                               ---------
    Net cash provided by (used in) financing activities         (197,118)

Decrease in cash                                                 (56,498)
Cash at beginning of period                                      103,748
                                                               ---------
Cash at end of period                                          $  47,250
                                                               =========

Supplemental disclosures of cash flow information:
    Interest paid                                              $ 130,326
                                                               =========
    Noncash transactions-conversion of debt to equity          $ 169,819
                                                               =========

     See accompanying notes to interim consolidated financial statements.

COMMUNICATIONS WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Interim Consolidated Financial Statements
September 30, 1996
(Unaudited)
 ----------

The accompanying interim consolidated financial statements are those of Communications World International, Inc. (the "Company" or "CommWorld") and its subsidiaries, CommWorld of Phoenix, Inc., CommWorld of Seattle, Inc., Digital Telecom, Inc. and CommWorld National Capitol Area, Inc. All significant intercompany balances and transactions have been eliminated.

These unaudited interim consolidated financial statements reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. The accounting policies followed by the Company are set forth in Note 1 to the Company's consolidated financial statements included in the Company's April 30, 1996 Form 10-KSB filing. Operating results for the five months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending April 30, 1997.

The Company adopted Financial Accounting Standards Board ("FASB") Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective the beginning of the current quarter. Based on current circumstances, the effect of the adoption was not material.

In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. The Company has elected not to adopt the recognition and measurement provisions of the Statement; however, the required disclosures will be provided for its fiscal year ended April 30, 1997.

1.   LIQUIDITY
     ---------

The Company incurred operating losses for the years ended April 30, 1996 and 1995 and in prior periods. The Company's operating losses were financed principally by the Company's major supplier. Management plans to improve its cash flow by increasing revenue, both from national accounts and Company-owned outlets, improving gross profit margins and containing general and administrative expenses, in addition to attempting to obtain additional debt or equity financing.

The Company believes that it has sufficient financial resources available to meet its short-term working capital needs. The ability of the Company to continue as a going concern is dependent upon the realization of management's plans. There can be no assurance that the Company will be able to successfully implement its plans and therefore finance its operations over the longer term. The accompanying unaudited interim consolidated financial statements have been prepared assuming the Company will continue as a going concern. These unaudited interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.